SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Engine No. 1 LLC added the following message to shareholders to a “splash” page on its website www.ReenergizeXOM.com.

Don’t Be Confused: You Have a Choice

Protect Your Investment

Vote the WHITE Proxy Card Today

Dear Fellow Shareholders,

10 years ago, ExxonMobil was the #1 company in the Dow Jones Industrial Average (DJIA). Since then, it has destroyed billions in value, jeopardized your dividend, and been ejected from the DJIA. As The Wall Street Journal has noted, “It has been a stunning fall from grace for ExxonMobil.”

This is why we have nominated four people with successful energy experience to ExxonMobil’s Board of Directors - including two nominees that have been named as among the “Best Performing CEOs in the World” by Harvard Business Review, one that led an oil and gas industry transformation that was named as one of the “Top 20 Business Transformations of the Last Decade” by Harvard Business Review, and one that is an expert in new energy technologies and previously served as U.S. Assistant Secretary of Energy. It is also why the 2nd largest pension fund in the US, which owns over $300 million in ExxonMobil stock, has announced it intends to support our nominees.

The industry is not going to get any easier with time, particularly as global efforts to address climate change accelerate. Yet ExxonMobil’s current Board has no credible plan to reverse course after years of value destruction or to protect the long-term value of your investment in a changing world. Instead, it is seeking to rebrand old efforts that have and will continue to chip away at ExxonMobil’s long-term value and hoping that the world around it will not continue to change.

Industry change is a challenge for any company, especially one like ExxonMobil that missed the U.S. shale boom (leading to the value-destroying acquisition of XTO), invested tens of billions into Canadian oil sands only to write them off, and spent hundreds of billions on capex over the last decade without increasing its market capitalization. Thus, we believe the Board sorely needs help to evolve with the industry and protect your investment.

The choice is yours – and don’t let anyone tell you differently.

Vote the WHITE proxy card today to Reenergize ExxonMobil. If you have already voted using the Blue proxy card, you can change your vote by clicking on the “Vote Now” button on the email with this message.

Sincerely,

Engine No. 1

Citations: Christopher Matthews (Sept. 13, 2020). ExxonMobil Used to be America’s Most Valuable Company. What Happened? The Wall Street Journal. Sarah Macfarlane (Mar. 27, 2021). As the Shift to Green Energy Speeds Up, Shell’s Big Natural-Gas Bet Is at Risk. The Wall Street Journal.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.

Engine No. 1 LLC added the following “splash” page on its website www.ReenergizeXOM.com.

// PROTECT THE VALUE OF YOUR INVESTMENT

Vote on the WHITE proxy card today "FOR ALL" of Engine No. 1's Director Nominees

Why vote for Engine No. 1's director nominees?

Engine No. 1's director nominees are four highly qualified, independent individuals who together have the successful and transformative energy industry experience required to protect your investment and enhance the long-term value of your ExxonMobil shares.

Read our latest shareholder communication

Read our other communications

Find more information in our proxy statement

Have questions about how to cast your vote using the WHITE proxy card?

Please call the firm assisting us with the solicitation of proxies:

Innisfree M&A Incorporated
(877) 750-8310 (Toll-free from the U.S. & Canada) or
+1(412) 232-3651 (from other countries)

Please vote TODAY to protect the future of your investment in Exxon.

VOTE THE WHITE CARD

Who is Engine No. 1, and what is REENERGIZE EXXON?

Engine No. 1 is an investment firm that holds ExxonMobil shares and that is seeking through our "Reenergize Exxon" campaign, to position Exxon Mobil Corp. for long-term, sustainable value creation. We believe electing our nominees can significantly enhance the value of your shares.

Reenergize Exxon has four goals:

1. Refresh the Board with highly qualified, independent directors
2. Impose greater long-term capital allocation discipline
3. Implement a strategic plan for sustainable value creation in a changing world
4. Overhaul management compensation

We encourage you to VOTE using the WHITE proxy card to help these goals turn into reality.